Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ING Americas Savings Plan and ESOP of our report dated June 12, 2007, with respect to the financial statements and schedule of ING Americas Savings Plan and ESOP included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 10, 2008